Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

I, S. Chris Jacobsen, understand that my employment with Texas Roadhouse Management Corp. has ended, effective August 3, 2023. I seek to resolve any issues, conflicts, or disputes I have with Texas Roadhouse Management Corp. (including its parent and affiliated organizations; its past and present officers, directors, agents, and employees; and past and present fiduciaries and administrators of its employee benefit plans) (collectively, the “Company”). Accordingly, I voluntarily enter into this Separation Agreement and Release of Claims (this “Agreement”) with the Company.

1.         Consideration: I understand the Company will continue to pay my salary and benefits (including, but not limited to, the payment of my incentive bonus relating to the Q2 2023 fiscal year period ending on June 27, 2023) through August 3, 2023 and, in addition, in consideration for the promises and commitments made herein, the Company will pay me:

A.	a total sum of $125,000 (less applicable withholdings), payable in weekly installments of $10,416.67 (less applicable withholdings), each in accordance with the Company’s regular payroll schedule, which reflects approximately three (3) months of my base salary; and

B.	an additional one-time discretionary bonus of $288,805 (less applicable withholdings).

Together, the above payments constitute the “Separation Payments” being provided by the Company. I realize that I am not otherwise entitled to these Separation Payments and am receiving them only because I am entering into this Agreement. I understand that I will not begin receiving the Separation Payments until after I have executed the Agreement and following completion of a seven (7) day revocation period (listed below) from the date I sign this Agreement, provided that I do not exercise my right of revocation. I further understand that this Agreement is not an admission of liability or wrongdoing on behalf of either the Company or me.

2.       Release: I, individually and collectively, for and on behalf of myself, my estate, agents, attorneys, successors, heirs, executors, administrators and assigns, agree not to file, pursue or prosecute any lawsuit, action, charge or claim, of any nature whatsoever, against the Company or any of its agents, directors, shareholders, parent, affiliate and/or subsidiary corporations and/or companies, joint ventures, officers, employees, representatives, attorneys, predecessors and/or successors, or against any other person or entity of any kind affiliated with the Company (collectively, the “Releasees”), both jointly and individually, and release all such claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, claims for attorneys’ fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of my employment with the Company, the terms and conditions of employment with the Company and/or my separation from employment with the Company, whether such claim is known or unknown to me, accrued or unaccrued, which I ever had, now have or may have had against Releasees since the beginning of time through the date of execution of this Agreement. This release and waiver of claims includes, but is not limited to, any and all claims arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions, each as amended, regulating employment relationships or prohibiting discrimination in employment, such as, but not limited to, claims arising under: The Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., including the Older Workers’ Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Americans With Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; The Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; The Employee Retirement Income Security Act (ERISA), as amended, 29 U.S.C. § 1001, et seq., and any other laws relating to employee benefits including, but not limited to, any retirement, health or welfare benefit plans; and any state anti-discrimination and anti-retaliation statutes. This release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, retaliation for assertion of worker’s compensation rights, assault, battery, intentional infliction of emotional distress, loss of consortium, negligence, and/or defamation.

Nothing in this Agreement shall be construed to prevent me from talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including, but not limited to, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission (the “EEOC”), or any similar state or local fair employment practices administrative agency. However, by signing this Agreement, I hereby waive the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by me, or by persons or entities like the EEOC acting by or through me, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

3.       Acknowledgement and Disclaimer: I acknowledge that I have not suffered any injury or illness in my work for the Company that would give rise to a claim under worker’s compensation law. I also acknowledge that I have been fully and properly paid for all of my hours worked for the Company. I am not owed any wages, bonuses, or other sums pursuant to that certain Employment Agreement dated December 30, 2020 and having an effective date of January 8, 2021 by and between the Company and myself (the “Employment Agreement”).

4.       Resignation: Effective retroactively as of August 3, 2023, I relinquish my position as an officer, director, or manager, as applicable, of any of Texas Roadhouse, Inc.’s direct or indirect subsidiaries.

5.       Incorporation and Ratification of Ongoing Obligations: I understand that, although my employment has terminated, I remain obligated to abide by certain obligations as a result of agreements I made with the Company at the beginning of or during my employment, detailed in the Employment Agreement, and incorporated by reference herein. These ongoing obligations include my agreement not to use or disclose any of the Company’s trade secrets or confidential or proprietary information, my commitment regarding non-disparagement, my commitments regarding non-solicitation of employees and non-competition, and my promise to cooperate with the Company in litigation and/or administrative proceedings related to my former employment with the Company; provided, however, in connection with any litigation and/or administrative proceeding against the Company, I will be compensated at a reasonable rate (reasonably approved by the parties) in the event I have to participate for more than four (4) hours in any given proceeding.

I specifically acknowledge and agree that I remain obligated to these commitments even if I exercise my right of revocation, detailed below. I affirm that I have returned to the Company all documents and papers (including any and all copies thereof) relating to confidential information and other property in my possession belonging to the Company.

6.       Review and Revocation: I understand that the Company is providing me a period of at least twenty (21) days in which to decide whether to sign this Agreement before executing it, although I may choose to sign this Agreement in fewer than twenty-one (21) days.  I also understand that, by way of this Agreement, Company has advised me to consult with an attorney before signing this Agreement. I understand that, even if I sign this Agreement, I can change my mind and revoke this Agreement within seven (7) days after I sign it by notifying Company in writing of my decision to revoke.  I realize that if I do not revoke this Agreement during that seven (7-) day period, the Agreement will become enforceable, and Company will make the Separation Payment to me as described above.

-- Signatures Appear on Following Page --

IN WITNESS WHEREOF, the parties have affixed their signatures below.

S. CHRIS JACOBSEN

By:	/s/ S. Chris Jacobson
S. Chris Jacobsen,
an individual resident of Kentucky

Date:	August 3, 2023

COMPANY

TEXAS ROADHOUSE MANAGEMENT CORP.,
a Kentucky corporation

By:	/s/ Jerry Morgan
Name:	Jerry Morgan
Title:	President

Date:	August 3, 2023